UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2012

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 11, 2012, Cliffs Natural Resources Inc. (the “Company”) and Duncan Price, our Executive Vice President and President, Global Operations, agreed that Mr. Price will retire effective October 1, 2012, and he will resign on that date from all positions with the Company and its subsidiaries and affiliates.

On September 11, 2012, Mr. Price entered into a form of release with the Company entitling him to receive pro-rata vesting on the equity grant made in 2011, which vests at the completion of a three-year performance period ending December 31, 2013, in exchange for a general release of claims. In addition, Mr. Price will receive the severance benefits to which he was entitled under his employment agreement, which will include 4.083 times base salary and any accrued but untaken annual leave and a prorated long-service leave payment. Under the terms of the Executive Management Performance Incentive Plan, Mr. Price will receive a pro-rata payment for actual performance under the plan. Under the terms of the 2007 Incentive Equity Plan and related grant agreements, Mr. Price will receive a pro-rata payment of the long-term incentive grants made in 2010 and 2012.

(c) On September 11, 2012, the Company’s Board of Directors elected Laurie Brlas, 54, as the Executive Vice President and President, Global Operations, effective October 1, 2012. Ms. Brlas most recently was the Executive Vice President, Finance and Administration & Chief Financial Officer of the Company, a position she held since July 2010. She previously served the Company as Executive Vice President – Chief Financial Officer (March 2008 – July 2010), Senior Vice President – Chief Financial Officer (October 2007-2008) and Senior Vice President – Chief Financial Officer and Treasurer (December 2006-October 2007).

There was no arrangement or understanding between Ms. Brlas and any other person(s) pursuant to which she was selected as an officer. There are no family relationships between Ms. Brlas and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no transactions since January 1, 2011 or any currently proposed transaction, in which the Company was or is to be a party and the amount involved exceeds $120,000, and in which Ms. Brlas had or will have a direct or indirect material interest. Ms. Brlas was a named executive officer in the Company’s proxy statement filed with the Securities and Exchange Commission on March 23, 2012. The proxy statement provides a detailed description of the material plans, contracts or arrangements in which Ms. Brlas is a party or has been a participant. There are no additional material plans, contracts or arrangements to which Ms. Brlas is a party or in which she participates that were entered into, or material amendments in connection with Ms. Brlas’ appointment as Executive Vice President and President, Global Operations, nor any grants or awards to Ms. Brlas or any modifications thereto, under any such plan, contract or arrangement in connection with Ms. Brlas’ appointment as Executive Vice President and President, Global Operations.

In addition, the Company’s Board of Directors elected Terrance M. Paradie, 44, to assume the duties of Senior Vice President & Chief Financial Officer of the Company, effective October 1, 2012. Mr. Paradie has held several positions with the Company since October 2007, most recently serving as Senior Vice President, Assistant General Manager – Michigan Operations since March 2012. He was Senior Vice President, Corporate Controller & Chief Accounting Officer (January 2011 to March 2012), Vice President, Corporate Controller & Chief Accounting Officer (July 2009 to January 2011) and Vice President – Corporate Controller (October 2007 to July 2009). Prior to joining the Company, Mr. Paradie worked for international accounting and consulting firm KPMG LLP since 1992 in a variety of roles, most recently as an audit partner.

There was no arrangement or understanding between Mr. Paradie and any other person(s) pursuant to which he was selected as an officer. There are no family relationships between Mr. Paradie and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no transactions since January 1, 2011 or any currently proposed transaction, in which the Company was or is to be a party and the amount involved exceeds $120,000, and in which Mr. Paradie had or will have a direct or indirect material interest. Mr. Paradie has been an executive officer of the Company since 2009. The Company’s proxy statement dated March 23, 2012 provides a detailed description of the material plans, contracts or arrangements in which Mr. Paradie is a party or has been a participant. There are no additional material plans, contracts or arrangements to which Mr. Paradie is a party or in which he participates that were entered into, or material amendments in connection with Mr. Paradie’s appointment as Chief Financial Officer, nor any grants or awards to Mr. Paradie or any modifications thereto, under any such plan, contract or arrangement in connection with Mr. Paradie’s appointment as Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

September 14, 2012	By:	/s/ Carolyn E. Cheverine

Name: Carolyn E. Cheverine
Title: General Counsel - Corporate Affairs & Secretary